Exhibit 10.24

CLEAR STREET HOLDINGS LLC

$60,000,000

5.875% Senior Unsecured Notes due May 15, 2026

NOTE PURCHASE AGREEMENT

Dated May 6, 2021

i

SCHEDULE A	—	Defined Terms

ADDENDUM A	—	Additional Covenants

SCHEDULE 1	—	Form of 5.875% Senior Unsecured Note due 2026

SCHEDULE 4.4	—	Form of Opinion of Counsel for the Company

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.16	—	Existing Indebtedness

SCHEDULE 11.1	—	Certain Transactions with Affiliates

CLEAR STREET HOLDINGS LLC

55 Broadway, Suite 2102

New York, NY 10006

5.875% Senior Unsecured Notes due May 15, 2026

May 6, 2021

TO EACH OF THE PURCHASERS EXECUTING A COUNTERPART SIGNATURE PAGE HERETO:

Ladies and Gentlemen:

CLEAR STREET HOLDINGS LLC, a Delaware limited liability company (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 5.875% Senior Unsecured Notes due May 15, 2026 (the “Notes”), to be issued and sold hereunder. The Notes shall be substantially in the form set out in Schedule 1.

The Notes are being offered and sold in denominations of at least $100,000 and integral multiples of $1,000 in excess thereof, within the United States to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and institutional “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act with total assets of not less than $5,000,000, in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. The Depository Trust Company (including any successor thereto, “DTC”) will act as securities depository for the Notes purchased pursuant to this Agreement. The Notes will be represented by one or more Notes issued in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be required by an authorized representative of DTC in the aggregate principal amount of the Notes purchased by Purchasers pursuant to this Agreement (the “Global Notes”).

Certain capitalized and other terms used in this Agreement are defined in Schedule A hereto and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name on such Purchaser’s signature page hereto, at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Seward & Kissel LLP at 10:00 A.M., eastern daylight time, at a closing (the “Closing”) on May 6, 2021 or on such other Business Day thereafter on or prior to May 21, 2021 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to DTC, through the Paying Agent, the Global Notes, against delivery by the Purchasers to the Company or its order of immediately available funds, in U.S. Dollars, in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 2005528, at BMO Harris Bank NA, 111 West Monroe St, Chicago IL 60603, ABA No. 071000288, for the account of Clear Street Holdings LLC. If at the Closing the Company shall fail to tender the Global Notes to DTC as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to a Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct in all Material respects (or, if such representation or warranty is by its terms qualified by concepts of materiality, then such representation or warranty shall be correct in all respects) when made and at the Closing.

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Immediately before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.15), no Default or Event of Default shall have occurred and be continuing.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

(b) CEO’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Chief Executive Officer, dated the Closing Date, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement, (ii) the Company’s organizational documents as then in effect and (iii) the incumbency of the officers authorized to execute and deliver the Notes and this Agreement.

Section 4.4 Opinion of Counsel. Such Purchaser shall have received an opinion in form and substance satisfactory to such Purchaser, dated the Closing Date from Goulston & Storrs PC, counsel for the Company, covering the matters set forth in Schedule 4.4, and the Company hereby instructs its counsel to deliver such opinion to the Purchasers.

Section 4.5 Purchase Permitted By Applicable Law, Etc. On the Closing Date such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, and (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System).

Section 4.6 Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified on each Purchaser’s signature page.

Section 4.7 Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.8 Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.9 Funding Instructions. Prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3, including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.10 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser as of the Closing Date that:

Section 5.1 Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign business entity and is in good standing in each jurisdiction in which such qualification is required by law, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company or other power and authority to own or hold under lease the material properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2 Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary limited liability company or other action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. The Company, through its agent, Piper Sandler & Co. (formerly known as Sandler O’Neill + Partners, L.P.) (“Piper Sandler”), and relating to the transactions contemplated hereby, has provided access to that certain virtual data room named Project CRYSTAL III by Piper Sandler (and hosted by Intralinks), containing certain information and documents regarding the Company (collectively, the “Offering Materials”). The Offering Materials fairly describe, in all Material respects, the general nature of the business of the Company and its Subsidiaries. This Agreement, the Offering Materials, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and identified in Schedule 5.3 (this Agreement, the Offering Materials and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2020, there has been no change in the financial condition, operations, business or properties of the Company and its Subsidiaries taken as a whole, except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Notwithstanding the foregoing or any other provision in this Agreement, to the extent that any of the Disclosure Documents contains any projections or forward-looking statements, no representation is made as to any such projections or forward looking statements other than that the Company believes the assumptions underlying such projections or forward looking statements are reasonable based on the information available to the Company at the time they were made. There is no assurance that any projections or forward-looking statements included in the Disclosure Documents will prove to be accurate.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s board of managers and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements and restrictions listed on Schedule 5.4 and Schedule 5.16 and customary limitations imposed by corporate law or similar statutes or applicable regulatory regulators or regulations) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5 Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all Material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents, except (i) for ordinary course liabilities incurred since December 31, 2020 and (ii) other liabilities that do not, in the aggregate, exceed $100,000.

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) contravene, result in any breach of, or constitute a default under, any operating agreement, charter or by-law of the Company or any Subsidiary, (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iv) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except, in each case of clauses (i), (iii) and (iv), that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.7 Governmental Authorizations, Etc. Except as required by the SEC, FINRA, the Financial Conduct Authority or other applicable Governmental Authorities, to the extent applicable, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.17), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all Material respects.

Section 5.10 Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all Material respects.

Section 5.11 Licenses, Permits, Etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known violation of the rights of others, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12 Compliance with Broker-Dealer Regulations.

(a) As of the Closing Date, Precision Securities, LLC, Clear Street LLC and Clear Street Markets LLC (each as applicable, a “Broker-Dealer Subsidiary”) are the only Subsidiaries of the Company registered with the SEC as broker-dealers. Precision Securities, LLC and Clear Street LLC are members in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Industry Protection Corporation (“SIPC”). Clear Street Markets LLC is a member of the Chicago Board Options Exchange and SIPC.

(b) Each Broker-Dealer Subsidiary is and will at all times remain, and will conduct all activities related to the transactions contemplated by this Agreement, in compliance in all material respects with all securities laws and rules (state, federal or otherwise) which may be applicable.

(c) Each Broker-Dealer Subsidiary and/or the Company will be responsible for performing the activities in connection with the transactions contemplated by this Agreement that require registration by each such Broker-Dealer Subsidiary with the SEC as a broker-dealer.

(d) No Broker-Dealer Subsidiary (A) is subject to any order of the SEC, (B) has been convicted within the past ten years of any felony or misdemeanor and, (C) is subject to an order, judgment or decree or subject to any other statutory or regulatory bar, disability or prohibition which would prevent it from engaging in the solicitation or introduction of investors as described in this Agreement.

(e) No Broker-Dealer Subsidiary, nor any of its officers, managers, directors, employees, affiliates, agents or any person connected with it as specified in paragraph (d)(1) of Rule 506 under the Securities Act, has been the subject of any event described in paragraph (d)(1)(i)-(viii) of Rule 506.

Section 5.13 Compliance with Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws, and (ii) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code relating to employee benefit plans or section 4068 of ERISA.

(b) The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.14 Private Offering by the Company. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to the Purchasers.

Section 5.15 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for working capital and general business purposes of the Company and its Subsidiaries, including but not limited to (a) making acquisitions, either directly or indirectly through its Subsidiaries, and (b) making equity or debt investments in, and any loans or other extensions of credit to, its Subsidiaries. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.16 Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.16 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Closing Date (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), and since the date of this Agreement there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.16, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.16.

Section 5.17 Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti- Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.18 Status under Investment Company Act. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940.

Section 5.19 Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1 Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds (which separate or other accounts, if any, are identified on such Purchaser’s signature page and are referred to collectively as the “investor account”), and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act, that the Notes are “restricted securities,” and that the Notes, and any interest in the Notes, may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available and that the Company is not required to register the Notes.

Section 6.2 Qualified Institutional Buyer; Accredited Investor. Each Purchaser severally represents that such Purchaser, and any investor account for which such Purchaser is purchasing Notes, (a) is a “qualified institutional buyer” as defined in Rule 144A(a)(1) promulgated under the Securities Act and is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act with total assets of not less than $5,000,000, and (b) such Purchaser’s office in which its investment decision with respect to the Notes was made is located at the address identified on such Purchaser’s signature page.

Section 6.3 Purchasers and ERISA.

(a) Each Purchaser severally represents that either: (i) it is not: (A) an “employee benefit plan” as defined in and subject to Title I of ERISA; (B) a “plan” as defined in and subject to Section 4975 of the Code; (C) a governmental, church or other plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”, and all such plans described in the foregoing clauses (A)-(C), “Purchasing Plans”); or (D) any other entity whose underlying assets are deemed to include “plan assets” of any such Purchasing Plan for purposes of Title I of ERISA, Section 4975 of the Code or Similar Law (any such Purchasing Plan or other entity described in the foregoing clauses (A)-(D), a “Purchasing Plan Entity”); or (ii) its acquisition, holding and disposition of Notes (or any interest therein) will not constitute or result in a non- exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Law.

(b) Each Purchaser that is a Purchasing Plan Entity severally represents that the sale of Notes to such Purchaser is in no respect a representation by the Company, Piper Sandler or any of their respective affiliates (the “Transaction Parties”) that such an investment is appropriate for, or meets the relevant legal requirements with respect to investments by, Purchasing Plan Entities generally or any particular Purchasing Plan Entity. None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition, holding or disposition of any Notes by any Purchasing Plan Entity.

Section 6.4 Access to Information. Each Purchaser severally represents and acknowledges that it has received and reviewed the Disclosure Documents and has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Notes and the merits and risks of investing in the Notes; (b) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of any such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the Company’s express representations and warranties contained in this Agreement.

Section 6.5 Independent Investment Decision. Each Purchaser severally represents that it (a) has independently evaluated the merits of its decision to purchase Notes pursuant to this Agreement and (b) understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Notes constitutes legal, tax or investment advice. Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1 Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Officer as fairly presenting, in all Material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(i) an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all Material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(e) Resignation or Replacement of Auditors — within ten (10) days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request; and

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Sections 10 and 11, and the financial covenants set forth in Addendum A, during the quarterly, annual or other period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section or other covenant, and the calculation of the amount, ratio or percentage then in existence; and

(b) Event of Default — certifying that such Senior Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Sections 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s signature page or as communicated from time to time in a separate writing delivered to the Company; or

(b) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided, however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided, further, that (X) in the case of any of clauses (b), (c) or (d) of Section 7.1, the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 19, of such posting or filing in connection with each delivery; and (Y) that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8. PAYMENT AND REDEMPTION OF THE NOTES.

Section 8.1 Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2 Optional Redemption by the Company.

(a) The Company may at its option and upon notice as provided below, redeem at any time, and from time to time, on or after May 15, 2023, all or any part of the Notes for the redemption amount determined for the prepayment date with respect to such principal amount to be prepaid as reflected in Section 8.2(b) below. The Company will give each holder of Notes to be redeemed written notice of each redemption under this Section 8.2 not less than thirty (30) days and not more than sixty (60) days prior to the date fixed for such redemption unless the Company and the Required Holders of the Notes to be redeemed agree to another time period. Each such notice shall specify such date (which shall be a Business Day) of redemption, the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 8.3), and the interest to be paid on the redemption date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Officer of the Company as to the estimated redemption amount due in connection with such redemption (calculated as if the date of such notice were the date of the redemption), setting forth the details of such computation; provided that the Company may rescind any notice of an optional redemption pursuant to this Section 8.2 by providing written notice to each holder of such Notes at least five (5) Business Days prior to the scheduled date of such optional redemption contained in the written notice described in the second sentence of this Section 8.2. Two (2) Business Days prior to such redemption, the Company shall deliver to each holder of Notes to be redeemed a certificate of a Senior Officer of the Company specifying the calculation of such redemption amount as of the specified prepayment date.

(b) Optional Redemption Amounts.

If the redemption occurs during the period beginning on May 15, 2023 and ending May 14, 2024, the redemption amount to be paid by the Company shall equal 102.9375% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date.

If the redemption occurs during the period beginning on May 15, 2024 and ending May 14, 2025, the redemption amount to be paid by the Company shall equal 101.46875% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date.

If the redemption occurs during the period beginning on May 15, 2025 and ending on the Maturity Date, the redemption amount to be paid by the Company shall equal 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date.

Section 8.3 Allocation of Partial Redemptions. In the case of each partial redemption of the Notes pursuant to Section 8.2, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption. Any partial redemptions will be processed through the Depository Trust Company Corporation, in accordance with its rules and procedures, as a “Pro Rata Pass-Through Distribution of Principal”.

Section 8.4 Maturity; Surrender, Etc. In the case of each redemption of Notes pursuant to this Section 8, the principal amount of each Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to such date and the applicable optional redemption amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and optional redemption amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note that is paid or redeemed in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any redeemed principal amount of any Note.

Section 8.5 Purchase of Notes. The Company will not and will not permit any Affiliate to redeem or otherwise prepay any of the outstanding Notes except upon the payment or redemption of the Notes in accordance with this Agreement and the Notes, provided that the Company shall not be prohibited from purchasing or otherwise acquiring any Note from the holder thereof. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or redemption of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6 Reserved.

Section 8.7 Payments on Exercise of Call Option. Payments to be made pursuant to the Company’s call option in Section 13.1 shall be governed by Section 13.1.

Section 8.8 Cancellation Upon Redemption. Any notes redeemed or repurchased pursuant to this Section 8 or Section 13 shall be promptly cancelled by the Company. Any Notes repurchased and not yet cancelled by the Company shall be deemed retired and the Company shall not be deemed a Holder pursuant to this Agreement by reason of holding uncancelled Notes.

Section 8.9 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or optional redemption amount, if applicable, on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3 Covenant Certification. A Senior Officer shall certify on at least a quarterly basis that, based on all information available to the Company and upon the Senior Officer’s due inquiry, the Senior Officer reasonably believes that the Company has complied with all of the covenants set forth herein, including the covenants set forth in Addendum A hereto.

Section 9.4 Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5 Corporate Existence, Etc. Subject to Section 11.2, the Company will at all times preserve and keep its limited liability company existence in full force and effect. Subject to Section 11.2, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or other legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, limited liability company or other legal existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6 Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7 Tax Treatment. At all times any Notes are outstanding, the Company shall elect to be classified as a partnership for U.S. federal income tax purposes and for all U.S. state and local income (and, if applicable, franchise) tax purposes.

SECTION 10. MINIMUM LIQUIDITY COVENANT.

Section 10.1 Minimum Liquidity Covenant. The Company covenants that, so long as any of the Notes are outstanding, the Company will not declare or pay any cash dividends or cash distributions to any members of the Company unless, at such time, the Company and its Subsidiaries, in the aggregate, shall have at least $25,000,000 in unrestricted cash and cash equivalents in one or more deposit accounts or securities accounts owned or beneficially owned by the Company and/or any of its Subsidiaries. In addition, the Company agrees not to declare or pay any such cash dividends or cash distributions to any of its members unless permitted under this Section 10.1.

SECTION 11. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 11.1 Transactions with Affiliates. Other than and subject to certain existing agreements set forth on Schedule 11.1, which are permitted hereunder, the Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate, and (b) any expense sharing agreements similar to those in effect on the Closing Date and listed on Schedule 11.1, and (c) any agreements pursuant to which the Company or any of its Subsidiaries may lease or rent office space from one or more Affiliates on market terms.

Section 11.2 Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, then (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes a customary opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 11.2, from its liability under this Agreement or the Notes (in the case of the Company). Notwithstanding other provisions of this Agreement, and for the avoidance of doubt, the Company will be permitted to: (i) merge or consolidate the Company with any Subsidiary, or cause the merger or consolidation of any Subsidiary into or with any other Subsidiary, and/or the conveyance, transfer or lease of some, all or substantially all of the assets of any Subsidiary to any other Subsidiary or to the Company; and (ii) cause the liquidation or dissolution of any Subsidiary if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Purchasers.

Section 11.3 Dispositions. The Company will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a) Dispositions of inventory, and of obsolete or worn out property, in each case in the ordinary course of business;

(b) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are within 120 days thereafter applied to the purchase price of such replacement property;

(c) Dispositions of any property by any Subsidiary to the Company or to any other Subsidiary, or by the Company to any Subsidiary;

(d) Dispositions permitted by Section 11.2;

(e) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Company and its Subsidiaries;

(f) Dispositions of intellectual property rights that are no longer used or useful in the business of the Company and its Subsidiaries;

(g) Dispositions of any product or asset (including any intellectual property or technology) that may be acquired or developed by the Company or any Subsidiary after the Closing Date;

(h) the discount, write-off or Disposition of accounts receivable overdue by more than 30 days, in each case in the ordinary course of business;

(i) Dispositions of any cash, cash equivalents, securities, notes or other instruments, any futures, options, derivatives, other financial assets, and/or any other investments and financial products that may be purchased, sold, traded or exchanged by the Company or any Subsidiary in the ordinary course of business; and

(j) Dispositions by the Company and any Subsidiary not otherwise permitted under this Section; provided that the aggregate book value of all property Disposed of pursuant to this clause (j) in any fiscal year shall not exceed $250,000.

Section 11.4 Line of Business. Except to the extent permitted by Sections 11.2 and 11.3, the Company (i) will not sell, transfer or convey any of the equity securities or other equity interests of any Subsidiary, (ii) will not permit any Subsidiary to issue equity securities or other equity interests to any Person other than the Company or another Subsidiary and (iii) will not permit any Subsidiary to engage in any business if, as a result in each case, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Offering Materials.

Section 11.5 Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive such income or profits, except:

(a) any Liens securing any existing Indebtedness or other obligations of the Company or any Subsidiary as described on Schedule 5.16, or any amendments, modifications, or refinancing of any such Indebtedness, provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only the Indebtedness or other obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) any Permitted Liens; and

(c) any other Liens securing Indebtedness of the Company or any Subsidiary not otherwise permitted by clauses (a) and (b) above, provided that all Indebtedness secured by any of the Liens permitted by this clause (c) and clause (a) above in aggregate shall not at any time exceed 60% of the total Indebtedness of the Company (determined on a consolidated basis as of the end of the then most recently ended annual fiscal period).

Section 11.6 Dividends; Salaries; Related Party Transactions. Upon the occurrence of an Event of Default and for as long as such Event of Default remains outstanding, the Company shall not (i) declare or pay any cash dividends or distributions of cash or assets to any of the members of the Company, (ii) increase the salary of or provide any discretionary cash bonus payments to employees or members of the Company, or (iii) make any payments pursuant to a related party transaction, other than payments to third parties in the ordinary course of business and/or payments permitted under Section 11.1 (and including, for the avoidance of doubt, any expense sharing agreements similar to those in effect on the Closing Date and listed on Schedule 11.1, and any agreements pursuant to which the Company or any of its Subsidiaries may lease or rent office space from one or more Affiliates on market terms).

Section 11.7 Terrorism Sanctions Regulations. No obligor will, or permit any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person, or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

SECTION 12. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company does not pay the principal of any Note on its due date; or

(b) the Company does not pay any interest or premium (including any optional redemption amount) on any Note when due, and such default is not cured within five Business Days; or

(c) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(d) the Company or any Subsidiary (i) is generally not paying (other than as a result of a good faith dispute), or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(e) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(f) any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 12(d) or Section 12(e), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 12(d) or Section 12(e); or

(g) one or more final judgments or orders for the payment of money aggregating in excess of $5,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

(h) the Company defaults in the performance of or compliance with any term contained in Sections 7.1(a) through (e); or

(i) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 12(a) and (b) and Section 12(h)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12(i)); or

(j) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

(k) the Company breaches any covenant set forth in Addendum A to this Agreement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12(k)).

SECTION 13. REMEDIES ON DEFAULT, ETC.

Section 13.1 Acceleration. (a) If an Event of Default described in Section 12(d), 12(e) or 12(f) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 12(a) or (b) has occurred and is continuing, any holder or holders of the Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the optional redemption amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 13.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 13.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 13.1(b) or (c), the Required Holders or the applicable affected holder or holders of Notes, as applicable, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and the optional redemption amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all other amounts that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and optional redemption amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default for or impair any right consequent thereon.

Section 13.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 14. GLOBAL NOTE; REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 14.1 Global Note. (a) The Notes being purchased by Purchasers pursuant to this Agreement will be issued in the form of one or more Global Notes registered in the name of DTC or a nominee thereof and delivered to DTC on the Closing Date.

(b) Notwithstanding any other provision herein, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than DTC or a nominee thereof unless (i) DTC advises the Company in writing that DTC is no longer willing or able to properly discharge its responsibilities as the depository with respect to such Global Note, and no qualified successor is appointed by the Company within 90 days of receipt by the Company of such notice, (ii) DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended and no successor is appointed by the Company within 90 days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through DTC or (iv) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 14.1(b) above, the Company or its agent shall notify DTC and instruct DTC to notify all owners of beneficial interests in the Global Note of the occurrence of such event and of the availability of Notes to such owners of beneficial interests requesting the same.

(c) If any Global Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in a Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Section 14.1(c) or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company, whereupon the Company, in accordance with the applicable rules and procedures of DTC (“DTC Procedures”), shall instruct DTC or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note by DTC, accompanied by registration instructions, the Company shall execute and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) in accordance with the instructions of DTC.

(d) Every Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Note, unless such Global Note is registered in the name of a person other than DTC or a nominee thereof.

(e) DTC or its nominee, as the registered owner of any Global Note, shall be the holder of such Global Note for all purposes under the Note, and owners of beneficial interests in such Global Note shall hold such interests pursuant to DTC Procedures. Accordingly, any such owner’s beneficial interest in such Global Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by DTC or its nominee or its participants. If applicable, the Company shall be entitled to deal with DTC for all purposes relating to such Global Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Notes and shall have no obligations to the owners of beneficial interests therein. The Company shall have no liability in respect of any transfers affected by DTC.

(f) The rights of owners of beneficial interests in the Global Notes shall be exercised only through DTC and shall be limited to those established by law and agreements between such owners and DTC and/or its participants.

(g) No holder of any beneficial interest in the Global Notes held on its behalf by DTC shall have any rights with respect to such Global Notes, and DTC may be treated by the Company and any agent of the Company as the owner of the Global Notes for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of DTC (or its nominee) as holder of any Note.

Section 14.2 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.3 Transfer and Exchange of Notes. Subject to Section 14.1, including the transfer restrictions contained therein, upon (a) surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such

Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof) and (b) delivery to the Company of evidence reasonably satisfactory to it that such transfer or exchange of such Note is exempt from any registration requirements under applicable federal and state securities laws, within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.2 and 6.3 and to have agreed to the transfer restriction set forth in Section 14.1.

Section 14.4 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15. PAYMENTS ON NOTES.

Section 15.1 Place of Payment. Subject to Section 15.2, payments of principal, optional redemption amount, if any, and interest becoming due and payable on the Notes shall be made in the State of Texas at the principal office of the Paying Agent in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either a principal office of the Company in the United States or a principal office of a bank or trust company in the United States.

Section 15.2 Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for the principal, optional redemption amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name on such Purchaser’s signature page, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose at least fifteen (15) days prior to such applicable due date, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.3. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 15.3 FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 15.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 16. EXPENSES, ETC.

Section 16.1 Transaction Expenses. Each party to this Agreement shall be responsible for its own costs and expenses (including attorneys’ fees and expenses) incurred in connection with the negotiation and preparation of this Agreement and the Notes, the transactions contemplated hereby and by the Notes, the Closing, and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective); provided that the Company shall reimburse the Purchasers for their reasonable costs and expenses not to exceed $50,000 in the aggregate incurred (a) in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes and (b)

in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, including financial advisors’ fees. Subject to the limitations in the preceding sentence, the Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, expense or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company (including any out-of-pocket reasonable attorneys’ fees and expenses incurred by the Purchasers in connection with any such judgment, liability, claim, order, decree, fine, penalty, cost, expense or obligation).

Section 16.2 Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution, delivery or enforcement of (but not the transfer of) any of the Notes in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and to the extent permitted by applicable law will save each holder of a Note harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 16.3 Survival. The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. This Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18. AMENDMENT AND WAIVER.

Section 18.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) No amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b) No amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 13 relating to acceleration or rescission, change the amount or time of any redemption or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the optional redemption amount, if any, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2(a) and Section 18.1(c)), 12(a), 12(b), 13, 18 or 21; and

(c) Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Required Holders.

Section 18.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 18.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 18.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

Section 18.4 Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19. NOTICES.

Except to the extent otherwise provided in Section 7.3, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or email if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications on such Purchaser’s signature page, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Operating Officer or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

SECTION 20. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21. CONFIDENTIAL INFORMATION.

(a) For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and will not otherwise use any of such Confidential Information other than in the administration and oversight of its investment in the Notes, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, managers, officers, employees, agents, attorneys, trustees and affiliates (the “Representatives”) (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes, and provided, further, that each Purchaser agrees that its Representatives will be made aware of the confidential nature of such Confidential Information and shall treat such Confidential Information confidentially, and that each Purchaser will be responsible for any disclosures by its Representatives), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 21.

(b) Notwithstanding other provisions of this Section 21, in the event that any Purchaser is compelled by any Governmental Authority (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Purchaser will provide the Company with notice of such request or requirement as promptly as practicable (unless not permitted by applicable law) so that the Company may seek a protective order or other appropriate remedy. Each Purchaser shall cooperate reasonably with the Company in connection with the Company’s reasonable efforts to seek such an order or remedy. If the Company does not obtain such protective order or other remedy, or the Company waives compliance with this Section 21(b), such Purchaser will furnish only that portion of the applicable Confidential Information that is reasonably required, and will exercise reasonable efforts to obtain assurance that the confidential treatment will be accorded such disclosed Confidential Information. Notwithstanding anything to the contrary in this Section 21(b), the Purchasers may disclose Confidential Information to any regulatory authority having jurisdiction over such Purchasers or their Affiliates during the course of any routine examination.

(c) In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 21 shall supersede any such other confidentiality undertaking.

SECTION 22. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 23. MISCELLANEOUS.

Section 23.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to the provisions of Section 11.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 23.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 23.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 23.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.7 Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, the City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

  *   *   *   *   *

Very truly yours, CLEAR STREET HOLDINGS LLC

By:	/s/ Chris Pento
Name: Chris Pento
Title: Chief Executive Officer

[INDIVIDUAL PURCHASER COUNTERPART SIGNATURE PAGES ON NEXT PAGES]

Clear Street Holdings LLC - Private Placement of Fixed Rate Senior Unsecured Notes due 2026

Signature Page to Note Purchase Agreement

IN WITNESS WHEREOF, the Purchaser has caused this Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

By:
Name:
Title:

Address of Purchaser:

Principal Amount of Purchased Note: CUSIP:

Clear Street Holdings LLC - Private Placement of Fixed Rate Senior Unsecured Notes due 2026

Signature Page to Note Purchase Agreement

SCHEDULE A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include (a) any Person beneficially owning or holding, directly or indirectly, 25% or more of (i) the fully diluted economic interests of the Company or any Subsidiary or (ii) any class of voting equity interests of the Company or any Subsidiary or (b) any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 25% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement (as amended, restated, modified, and/or supplemented from time to time pursuant to the terms of this Agreement).

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Broker-Dealer Subsidiary” is defined in Section 5.12.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Schedule A-1

(to Note Purchase Agreement)

“Closing” is defined in Section 3.

“Closing Date” is the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 21.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum of 7.875%.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“DTC” is defined in Section 1.

“DTC Procedures” is defined in Section 14.1(c).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule A-2

(to Note Purchase Agreement)

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 12.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code. “FINRA” is defined in Section 5.12.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Global Notes” is defined in Section 1.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

Schedule A-3

(to Note Purchase Agreement)

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” or “Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14; provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 13, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) all liabilities for borrowed money evidenced by notes, bonds, debentures, loan agreements or similar evidences of indebtedness; and

(b) any Guaranty of such Person with respect to liabilities of a type described in clause (a).

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) and (b) above, to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For the avoidance of doubt, the definition of “Indebtedness” shall not include liabilities or obligations for or with respect to Capital Leases, real property and facility leases, equipment leases, other financing leases, and/or any other liabilities incurred in the ordinary course of business, including but not limited to (i) credit default swaps or other credit derivatives entered into solely for the purpose of hedging, (ii) Securities Financing and (iii) guarantees issued to or for trading counterparties.

Schedule A-4

(to Note Purchase Agreement)

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Maturity Date” is defined in the first paragraph of each Note.

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Offering Materials” is defined in Section 5.3.

Schedule A-5

(to Note Purchase Agreement)

“Officer’s Certificate” means a certificate of a Senior Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Paying Agent” means UMB Bank, N.A., as the paying agent and registrar for the Notes.

“Permitted Liens” means any of following:

(a) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 5.16; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required hereunder;

(c) Deposits or pledges made (i) in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security, (ii) in connection with casualty insurance maintained in accordance with this Agreement, (iii) to secure the performance of bids, tenders, contracts (other than contracts relating to Indebtedness) or leases, (iv) to secure statutory obligations or surety or appeal bonds, or (v) to secure indemnity, performance or other similar bonds in the ordinary course of business;

(d) Liens of carriers, warehouses, mechanics and similar Liens, in each case (i) in existence less than 120 days from the date of creation thereof or (ii) being contested in good faith by the Company or any Subsidiary in appropriate proceedings (so long as the Company or such Subsidiary shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto); and/or

(e) Encumbrances in the nature of (i) zoning restrictions, easements or restrictions of record on the use of real property, (ii) landlords’ and lessors’ Liens on any leased or rented premises and (iii) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of the Company or any Subsidiary.

For the avoidance of doubt, the definition of “Permitted Liens” shall include Liens securing any liabilities or obligations for or with respect to Capital Leases, real property and facility leases, equipment leases, other financing leases, and/or liabilities or obligations incurred in the ordinary course of business, including but not limited to (i) credit default swaps or other credit derivatives entered into solely for the purpose of hedging, (ii) Securities Financing and (iii) guarantees issued to or for trading counterparties.

Schedule A-6

(to Note Purchase Agreement)

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Piper Sandler” is defined in Section 5.3.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchasing Plan Entity” is defined in Section 6.3.

“Purchasing Plans” is defined in Section 6.3.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Representatives” is defined in Section 21(a).

“Required Holders” means at any time on or after the Closing, the holders of at least 50.1% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

Schedule A-7

(to Note Purchase Agreement)

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Securities Financing” means any transaction where securities are used to borrow cash or where cash is used to borrow securities, including but not limited to repurchase transactions, securities lending and sell-back or buy-back transactions.

“Senior Officer” means any of the chief executive officer, chief operating officer, chief financial officer, president, vice president, or treasurer of the Company, or any person responsible for supervising risk or trading.

“Similar Law” is defined in Section 6.3.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 22.

“SVO” means the Securities Valuation Office of the NAIC.

“Transaction Parties” is defined in Section 6.3.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule A-8

(to Note Purchase Agreement)

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ or managers’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule A-9

(to Note Purchase Agreement)

ADDENDUM A

Additional Covenants

Definitions. Unless otherwise defined herein, words and expressions defined in the Note Purchase Agreement, dated May 6, 2021 (the “Agreement”) among CLEAR STREET HOLDINGS LLC (the “Company”) and each of the Purchasers (as therein defined) have the same meanings when used herein, including in the recitals hereto.

1. Financial Covenants

Each of the undertakings in this Section 1 of Addendum A shall remain in force until the Maturity Date, except as the Required Holders (or, where specified, all of the holders) may otherwise agree or permit.

1.1 Debt to Total Capitalization (Leverage).

The Company shall not permit its Funded Debt to be in excess of 50% of its Consolidated Total Capitalization, as measured on the date of the most recent consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.1 of the Agreement.

“Consolidated Total Capitalization” means, with respect to the Company at any time, the sum of Consolidated Net Worth and Consolidated Total Indebtedness of the Company at such time.

“Consolidated Net Worth” of the Company means, as of any date of determination, the members’ capital or stockholders’ equity of the Company as reflected on its most recent consolidated balance sheet and prepared in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP. The definition of “Consolidated Total Indebtedness” shall not include Capital Leases, real property and facility leases, equipment leases, other financing leases and/or those liabilities incurred in the ordinary course of business, including Securities Financing.

“Funded Debt” means unsecured bonds and loans, and any other unsecured debt for borrowed money, with a maturity of longer than one year.

1.2 Minimum Net Worth.

The Company shall maintain a minimum Consolidated Net Worth equal to not less than (a) 50% of its member’s capital existing as of the Closing Date, plus (b) the greater of (i) zero and (ii) 25% of all Net Income, in aggregate, earned on and after the Closing Date, as measured on the date of the most recent consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.1 of the Agreement, to be certified by a Senior Officer in the Compliance Certificate (as set forth in Section 9.3 of the Agreement) delivered in accordance with Section 7.2 of the Agreement. For the avoidance of doubt, if Net Income is less than zero ($0), the minimum Consolidated Net Worth required under this Section 1.2 shall not be reduced.

“Net Income” means the total earnings (or profit) of the Company and its Subsidiaries, on a consolidated basis, for any period, determined by taking revenues and subtracting the costs of doing business including depreciation, interest, taxes and other expenses. For the avoidance of doubt, Net Income shall be calculated in accordance with GAAP.

Schedule A-10

(to Note Purchase Agreement)

1.3 Interest Coverage Ratio. The Company shall not issue or incur any Funded Debt unless, immediately before and immediately after the issuance or incurrence of such Funded Debt, the Company’s Interest Coverage Ratio is equal to or greater than 2.50 to 1.00, as measured on the date of the most recent consolidated financial statements delivered pursuant to Section 7.1 of the Agreement.

“Interest Coverage Ratio” means the ratio of pro forma EBITDA for the most recently completed period of twelve calendar months, to Interest Expense, as measured on the date of the most recent consolidated financial statements delivered pursuant to Section 7.1 of the Agreement.

“EBITDA” means, for the Company and its Subsidiaries for any period, the (a) Net Income of the Company and its Subsidiaries for such period, plus, (b) without duplication and to the extent deducted in determining such Net Income, and in each case calculated on a consolidated basis, each of the following adjustments: (i) Interest Expense, (ii) income tax expense and any other provision for income taxes, (iii) depreciation expense, (iv) amortization expense, (v) unusual, one-time or non-recurring charges, expenses or losses, (vi) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), (vii) reasonable and customary out-of-pocket transaction expenses and fees incurred in connection with the Note Purchase Agreement, the Notes and the issuance thereof within 90 days after the Closing Date and paid in cash to third parties during such period, (viii) reasonable and customary out-of-pocket transaction expenses and fees incurred in connection with any acquisition or proposed acquisition by the Company or any of its Subsidiaries (whether or not consummated), paid in cash to third parties during such period and in an aggregate amount not to exceed $100,000 during any fiscal quarter, minus (c) to the extent included in determining such Net Income, and in each case calculated on a consolidated basis, each of the following adjustments, without duplication: (i) income tax credits and refunds (to the extent not netted from income tax expense), and (ii) cash expenditures made in respect of any non-cash expense or charge that was added back in such period or a prior period pursuant to clause (b)(v) or (vi) above.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period, determined in accordance with GAAP; provided, however, that Interest Expense shall not include any imputed interest on or with respect to any Capital Leases, real property and facility leases, equipment leases or other financing leases.

Schedule A-11

(to Note Purchase Agreement)

“pro forma” means, when used with respect to EBITDA, financial statements or compliance with any financial covenant or test, that EBITDA shall be calculated giving effect to pro forma adjustments or add-backs, without duplication for any add backs otherwise added back in EBITDA, in each case as if any acquisition, related Indebtedness, permitted asset sales, fees, costs or expenses had occurred at the beginning of the applicable period in question.

1.4 Interest Reserve. Until the fourth (4th) anniversary of the Closing Date, the Company will maintain, in one or more reserve accounts of the Company and/or one or more of its Subsidiaries, an amount invested in cash and/or cash equivalents equal to not less than the aggregate amount of interest payments to be due and payable on the Notes over the next succeeding 12-month period.

2. GAAP provisions. Unless otherwise specifically provided in this Addendum or in the Agreement, any accounting term used in this Addendum or in this Agreement (including in the finance covenants in Section 1 above or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 1 above and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied.

3. Additional Undertakings.

3.1. General.

The undertakings set forth in this Section 3 of Addendum A shall remain in force from the date of the Agreement through and including the Maturity Date except as the Required Holders (or, where specified, all the Holders) may otherwise permit.

3.2. Rating.

The Company will use commercially reasonable efforts to maintain a rating (the “Rating”) from (i) Egan-Jones Rating Company or its successors (“Egan-Jones”), or (ii) any other nationally recognized statistical rating organization (an “NRSRO”) that issues credit ratings that the U.S. Securities and Exchange Commission permits other financial firms to use for regulatory purposes (provided that such NRSRO, if other than Egan-Jones, is subject to the consent of the Required Holders, not to be unreasonably withheld or delayed), from the date hereof through and including the Maturity Date. Any expenses incurred in connection with obtaining the rating specified above shall be borne by the Company.

Schedule A-12

(to Note Purchase Agreement)

As further provided in the Notes, if the Company’s Rating changes after the Closing Date, the interest rate applicable under the Notes (the “Interest Rate”) will be adjusted as follows:

Rating	Interest Rate

If the Rating is BBB+, BBB or BBB- or the equivalent (the “BBB Range”)	The original Interest Rate in effect on the Closing Date increases by 0.25% or 25 bps.

If the Rating is BB+, BB, or BB- or the equivalent (the “BB Range”)	The original Interest Rate in effect on the Closing Date increases by 0.75% or 75 bps.

If the Rating is A- level (or equivalent) or better	The Interest Rate stays at the original Interest Rate in effect on the Closing Date.

If there is no Rating (the Company is not rated by Egan-Jones or any other NRSRO)	The original Interest Rate in effect on the Closing Date increases by 2.00% or 200 bps.

3.3. Change of Control. If a Change of Control shall occur, each holder of a Note or Notes shall have the right to require the Company to repurchase all, but not less than all, of the Notes held by such holder for an amount equal to 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

“Change of Control” means any event or series of events by which any Person or group of Persons other than (i) the Ownership Group and/or (ii) Affiliates of the Company, shall acquire ownership, directly or indirectly, of fifty-one percent (51%) or more of the voting membership interests or other voting equity interests of the Company.

“Ownership Group” means (i) any and all Persons who, directly or indirectly, own membership interests or other equity interests in the Company, as of the Closing Date, (ii) the spouses, children, siblings, parents or other lineal descendants of the parents of, (x) in the case of a Person in clause (i) above who is a natural person, any such Person described in clause (i) above or (y) in the case of a Person in clause (i) above that is an entity, the beneficial owners of any such Person described in clause (i) above (in each case, including in the case of adoption), (iii) any trust whose beneficial owners consist solely of the Persons described in clause (i) or clause (ii) above, and/or (iv) any entity that is wholly owned by the Persons described in clause (i), clause (ii) or clause (iii) above.

3.4. Investor Call.

The Company shall make itself available for a quarterly investor call at the request of any one or more investors, at which time investors shall have an opportunity to ask questions relating to the business and receive answers from a Senior Officer.

3.5. Monthly Focus Reports.

The Company undertakes and agrees to cause each Broker-Dealer Subsidiary (other than Clear Street Markets LLC) to file monthly Financial and Operational Combined Uniform Single (FOCUS) reports with FINRA.

Schedule A-13

(to Note Purchase Agreement)

SCHEDULE 1

FORM OF NOTE

FOR GLOBAL NOTE: THIS 5.875% SENIOR UNSECURED NOTE DUE 2026 (THE “NOTE”) IS A GLOBAL NOTE WITHIN THE MEANING OF THE NOTE PURCHASE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE AGREEMENT, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE BY DTC TO CLEAR STREET HOLDINGS LLC FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS 5.875% SENIOR UNSECURED NOTE DUE 2026 (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAW. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO COMPLY WITH THE FOREGOING RESTRICTIONS AND TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE ONLY TO THE EXTENT PERMITTED UNDER AND PURSUANT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT REFERENCED IN THIS NOTE.

THIS NOTE IS SUBJECT TO CERTAIN RESALE RESTRICTIONS SET FORTH IN A NOTE PURCHASE AGREEMENT DATED May 6, 2021.

Schedule 11.1

(to Note Purchase Agreement)

CLEAR STREET HOLDINGS LLC

5.875% Senior Unsecured Note Due May 15, 2026

$[ ]	May 6, 2021

FOR VALUE RECEIVED, the undersigned, CLEAR STREET HOLDINGS LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [$   ] (or so much thereof as shall not have been prepaid) on May 15, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30 day months) (a) on the unpaid balance hereof at the rate of 5.875% per annum (the “Interest Rate”) from the date hereof, payable semiannually, on the 15th day of May and November each year, commencing with November 15, 2021, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any optional redemption amount, at the Default Rate per annum equal to 7.875%. Notwithstanding the foregoing, if the Company’s Rating changes after the Closing Date, the Interest Rate will be adjusted as follows:

Rating	Interest Rate
If the Rating is BBB+, BBB or BBB- or the equivalent (the “BBB Range”):	6.125%
If the Rating is BB+, BB, or BB- or the equivalent (the “BB Range”):	6.625%
If the Rating is A- level (or equivalent) or better:	5.875%
If there is no Rating (the Company is not rated by Egan-Jones or any other NRSRO):	7.875%

Payments of principal of, interest on and any optional redemption amount with respect to this Note are to be made in lawful money of the United States of America to the Paying Agent at its principal office, as designated from time to time, or at such other place as the Company shall have designated by written notice to the holder of this Note, as provided in the Note Purchase Agreement referred to below.

This Note is issued pursuant to the Note Purchase Agreement, dated May 6, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth therein and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 11.1

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional redemption, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any optional redemption amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

CLEAR STREET HOLDINGS LLC

By:
Name: Chris Pento
Title: Chief Executive Officer

Schedule 11.1

(to Note Purchase Agreement)